EXHIBIT 23B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-         ) of SafeNet, Inc., pertaining to the registration of 30,014 shares of common stock of SafeNet, Inc. issuable upon the exercise of options assumed by SafeNet, Inc. that were originally issued under the DataKey, Inc. 1997 Option Plan and individual stock option agreements, of our report dated February 23, 2004, with respect to the consolidated financial statements and schedule of SafeNet, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003, filed with Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 16, 2005